Exhibit 99.1

Intra-Cellular Therapies Announces Closing of $575 Million Public Offering Including Full Exercise of Underwriters’ Option to Purchase Additional Shares

NEW YORK, April 24, 2024 (GLOBE NEWSWIRE) — Intra-Cellular Therapies, Inc. (Nasdaq: ITCI) (“Intra-Cellular Therapies”), a biopharmaceutical company focused on the development and commercialization of therapeutics for central nervous system (CNS) disorders, today announced that it has completed the sale of an additional 1,027,397 shares of its common stock at a public offering price of $73.00 per share on April 24, 2024, pursuant to the full exercise of the option granted by Intra-Cellular Therapies to the underwriters in connection with its previously announced public offering of 6,849,316 shares of common stock, which closed on April 22, 2024.

All of the shares in the public offering, including the full exercise of the underwriters’ option, were sold by Intra-Cellular Therapies, with gross proceeds to Intra-Cellular Therapies of approximately $575 million, before deducting underwriting discounts and commissions and offering expenses.

J.P. Morgan, Leerink Partners, BofA Securities, Morgan Stanley and RBC Capital Markets acted as joint book-running managers for the offering. Cantor, Mizuho, Canaccord Genuity and Needham & Company acted as co-managers for the offering.

The public offering was made pursuant to a shelf registration statement on Form S-3 (including a base prospectus) that was previously filed with the Securities and Exchange Commission (the “SEC”) and became effective upon filing. A final prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering have been filed with the SEC and are available on the SEC’s website located at http://www.sec.gov, and may be obtained from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 1-866-803-9204, or by email at prospectus-eq_fi@jpmchase.com; Leerink Partners LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, (800) 808-7525 ext. 6105, syndicate@leerink.com; BofA Securities, Inc., NC1-022-02-25, 201 North Tryon Street, Charlotte, NC, 28255-0001, Attn: Prospectus Department, Email: dg.prospectus_requests@bofa.com; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, by email: prospectus@morganstanley.com; or RBC Capital Markets, LLC, Attention: Equity Capital Markets, 200 Vesey Street, 8th Floor, New York, NY 10281, by telephone at (877) 822-4089, or by emailing equityprospectus@rbccm.com.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Intra-Cellular Therapies

Intra-Cellular Therapies is a biopharmaceutical company founded on Nobel prize-winning research that allows us to understand how therapies affect the inner-workings of cells in the body. The company leverages this intracellular approach to develop innovative treatments for people living with complex psychiatric and neurologic diseases.

Contact

Intra-Cellular Therapies, Inc.

Juan Sanchez, M.D.

Vice President, Corporate Communications and Investor Relations

646-440-9333

Media Inquiries:

Burns McClellan, Inc.

Cameron Radinovic

cradinovic@burnsmc.com

212-213-0006

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